Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact: Scott Fleming - 336-436-4879
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LABCORP® LAUNCHES ENHANCED HIV SCREENING ASSAY

Revolutionary Procedure Helps Identify Newly Infected HIV Patients Up to Six Weeks
Sooner than Standard HIV Antibody Screening

Burlington, NC, November 7, 2005 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced the introduction of an enhanced HIV Screening Assay to identify individuals with primary HIV infection.

Primary or acute HIV infection is that period following recent infection when an individual has not yet developed detectable levels of HIV antibodies. During this window period, infected individuals are considered significant contributors to the spread of HIV as they tend to have very high levels of the HIV virus, are very infectious, and are often not aware of their HIV status. LabCorp’s enhanced HIV Screening Assay provides for automatic HIV nucleic acid testing (NAT) on antibody-negative samples utilizing a proprietary pooling method.

“Mounting data suggest that a significant proportion of HIV transmissions occur during this highly viremic, acute stage of infection,” said Myla Lai-Goldman, MD, Executive Vice President, Chief Scientific Officer and Medical Director of LabCorp. “There are nearly one million people in the US infected with HIV, with approximately 40,000 new infections each year. Earlier diagnosis leads to earlier referral for appropriate care and preservation of health. And, increased awareness of infection status combined with appropriate preventive counseling may significantly reduce the unknowing spread of infection.”

Evidence is building that combining antibody screening with HIV NAT using pooled samples can be an effective way to identify primary HIV infection. A one year pilot study conducted by the University of North Carolina in collaboration with the North Carolina Department of Health and Human Services (NC Study) showed that testing HIV serologically negative individuals using NAT can help in the early identification of primary HIV infection. The NC Study performed NAT in pools of 90 samples on more than 100,000 HIV serologically negative samples tested by the state, with a positivity rate of approximately one in 5,000 screened samples.

Through its National Genetics Institute, Inc. (NGI) in Los Angeles, LabCorp is well suited to combine the capability of pooled nucleic acid amplification with an HIV antibody screen. NGI’s laboratory is FDA approved to perform pooled-sample nucleic acid testing for screening plasma donors. Although LabCorp’s new HIV Screening assay is not FDA cleared for diagnosing HIV infection, NGI performs the same NAT protocol for pooled HIV antibody-negative clinical samples as it uses for plasma products.

Laboratory Corporation of America® Holdings, an S&P 500 company with a BBB investment-grade credit rating, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.1 billion in 2004, approximately 24,500 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT, US LABS based in Irvine, CA, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2004 and subsequent SEC filings.